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                                                                   EXHIBIT 10.45

                             EMPLOYMENT AGREEMENT
                              (JAMES SPRINGFIELD)

          THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 29th day of August, 2000 (the "Effective Date"), by and between APPLIED VOICE RECOGNITION, INC., a Delaware corporation doing business as E-DOCS.NET ("Employer"), and JAMES SPRINGFIELD, an individual residing in Missouri City, Fort Bend County, Texas ("Executive").

                                 W I T N E S S E T H:

  WHEREAS, Employer and Executive desire to enter into an agreement regarding Executive's employment with Employer pursuant to the terms and conditions set forth herein;

  NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties covenant and agree as follows:

  1. EMPLOYMENT. Employer hereby employs Executive and Executive hereby accepts employment with Employer on the terms and conditions set forth in this Agreement.

  2. TERM OF EMPLOYMENT. The term of Executive's employment hereunder (the "Term") shall commence as of October 2, 2000 (the "Commencement Date") and shall continue (subject to extension and termination by either Employer or Executive, all as hereinafter provided) for an initial term (the "Initial Term") expiring on December 31, 2003 (the "Expiration Date"). The Expiration Date shall, unless terminated by Employer or Executive, be automatically extended for successive one (1)-year periods following the expiration of the Initial Term. If Employer desires to terminate Executive's employment under this Agreement at the end of the Initial Term or at the end of any succeeding one (1)-year term, Employer shall give written notice of such desire to Executive at least ninety (90) days prior to the expiration of the Initial Term or any succeeding one (1)-year term. If Executive desires to terminate Executive's employment under this Agreement at the end of the Initial Term or at the end of any succeeding one (1)-year term, Executive shall give written notice of such desire to Employer at least ninety
(90) days prior to the expiration of the Initial Term or any succeeding one (1)- year term. At the expiration of the then-existing term, Employer shall have no further obligation to Executive other than payment of any earned and unpaid Base Salary (as hereafter defined) under Section 3.a. and any earned and unpaid Bonus (as hereafter defined) under Section 3.b., and Executive shall have no further obligation to Employer except as set forth in Sections 8, 9, 10 and 11.

  3.  COMPENSATION AND OTHER BENEFITS.

  a. As compensation for all services rendered by Executive in performance of Executive's duties or obligations under this Agreement, Employer shall pay Executive the following base salary (the "Base Salary"):

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     (1)  for the period from the Commencement Date until August 31, 2001, a monthly base salary of FOURTEEN THOUSAND ONE HUNDRED SIXTY-SIX AND 67/100 DOLLARS ($14,166.67);

     (2) for the period from September 1, 2001, until August 31, 2002, a monthly base salary of FIFTEEN THOUSAND AND NO/100 DOLLARS ($15,000.00); and

     (3) for the period from September 1, 2003, until the Expiration Date, a monthly base salary of SIXTEEN THOUSAND SIX HUNDRED SIXTY-SIX AND 67/100 DOLLARS ($16,666.67).

Executive's Base Salary shall be payable in equal semi-monthly installments or in the manner and on the timetable which Employer's payroll is customarily handled or at such intervals as Employer and Executive may hereafter agree to from time to time.

          b. In addition to receiving the Base Salary provided for in Section 3.a., (i) for the annual period commencing January 1, 2001 through December 31, 2001, Executive shall be entitled to a bonus of up to one hundred percent (100%) of Executive's Base Salary paid during such one (1) year period, and (ii) for each six (6) month period commencing January 1, 2002 through the Expiration Date, Executive shall be entitled to a bonus of up to one hundred percent (100%) of Executive's Base Salary during such six (6) month period (in each case, such bonus being referred to herein as the "Bonus"); provided, however, Executive shall be entitled to such Bonus if, and only if, Executive has met the performance criteria set by the Compensation Committee of the Board of Directors of Employer (the "Compensation Committee") for the applicable period. Executive acknowledges that the performance criteria for Executive's Bonus to be earned for (i) the period between January 1, 2001 and December 31, 2001, and (ii) each six (6) month period after December 31, 2001, shall be set on or before the beginning of each applicable bonus period, and Executive shall have the opportunity to meet with and discuss such criteria with the Compensation Committee prior to the finalization of such criteria. Upon completion of the criteria for the applicable period, such criteria shall be communicated to Executive in writing. If Executive successfully meets the performance criteria established by Employer (in the reasonable discretion of Employer), Employer shall pay Executive the earned Bonus amount within thirty (30) days after the end of such applicable period.

          c. Executive shall be entitled to be reimbursed by Employer for all reasonable and necessary expenses incurred by Executive in carrying out Executive's duties under this Agreement in accordance with Employer's standard policies regarding such reimbursements.

          d. Beginning with the Commencement Date, Executive shall be entitled during the Term, upon satisfaction of all eligibility requirements, if any, to participate in all health, dental, disability, life insurance and other benefit programs now or hereafter established by Employer which cover substantially all other of Employer's employees and shall receive such other benefits as may be approved from time to time by Employer.

          e. During each twelve (12) month period of this Agreement, Executive shall be entitled to four (4) weeks of paid vacation. In addition, Executive shall be entitled to receive paid holidays as enjoyed by all other employees of Employer.

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          f. Executive shall be entitled to a monthly automobile allowance of
$1,000.

          g. The Employer shall (i) obtain and maintain, during the Term hereof, officers and directors liability insurance covering Executive in the amount of $5,000,000 containing customary terms and conditions; and (ii) to the extent permitted under Employer's articles of incorporation and/or bylaws, indemnify and hold harmless the Executive from and against all costs (including attorneys fees and costs of suit), losses, liabilities or cause of action arising out of or relating to his services as Vice Chairman, Chief Executive Officer, President and director of the Employer.

          4.   DUTIES.

          a. Executive is employed to act as Chief Executive Officer and President of Employer, and to perform the duties and functions that are normal and customary to such position.

          b. Executive agrees that during the period of employment, Executive shall devote full-time efforts to Executive's duties as an employee of Employer and Executive shall use Executive's best efforts to perform the duties of Executive's position in an efficient and competent manner and shall use Executive's best efforts to promote the interests of Employer and any affiliated companies.

          c. During the period of employment, Executive agrees not to (i) solely or jointly with others undertake or join any planning for or organization of any business activity competitive with the business activities of Employer, and (ii) directly or indirectly, engage or participate in any other activities in conflict with the best interests of Employer.

          d. Executive agrees that during the period of employment Executive shall refer to Employer all opportunities to which Executive might become exposed in carrying out Executive's duties and responsibilities hereunder that relate to the Employer's business.

          e. So long as Executive is the Chief Executive Officer and President of Employer, Employer shall utilize Employer's best efforts to cause Executive to be elected as (i) a member of, and (ii) the Vice Chairman of, the Board of Directors of Employer. Executive's election as a member of, and as the Vice Chairman of, the Board of Directors of Employer shall be undertaken at the first meeting of the Board of Directors of Employer that is held after the Effective Date, which meeting shall be held no later than [________], 2000.

          5. STOCK OPTION PLAN. As a further inducement to Executive to accept employment upon the terms set forth herein and in consideration of Executive's execution of this Agreement, Executive shall be granted options entitling Executive to purchase 3,600,000 shares of Employer's common stock, par value $0.001 (the "Options"), pursuant to, and Executive shall be entitled to otherwise participate in, that certain Applied Voice Recognition, Inc. 1997 Incentive Plan, as amended from time to time (the "Option Plan"). Executive acknowledges that, as of the Effective Date, Employer has an insufficient number of authorized shares of common stock of Employer reserved pursuant to the Option Plan to permit Executive to exercise any of the Options provided for in this Agreement. In that regard, Executive covenants that with respect to the Options, which will be granted to Executive as of the Effective Date, Executive shall not exercise any of the Options until the

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number of authorized shares of common stock of Employer has been increased in accordance with its Certificate of Incorporation or a sufficient number of authorized shares otherwise becomes available. To the maximum extent permitted by law, the Options shall be granted as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("ISOs"). The granting instrument(s) for the Options will provide, in addition to other terms set forth therein, (i) that the purchase price under the Options shall be $0.31 per share in the case of Options that are not ISOs and the fair market value of the common stock subject to the Options in the case of Options that are ISOs, (ii) that one-twelfth of the Options (being options to purchase 300,000 shares) shall vest and become exercisable on the last day of each of the first twelve (12) calendar quarters during the Initial Term, (iii) in the event of Executive's termination of employment with the Employer by the Executive for Good Reason (as defined in Section 6.f.) or by the Employer without Cause (as defined in Section 6.e.), the Executive's unvested Options for the calendar year during which such termination occurs shall become immediately vested and exercisable in full and all remaining unvested Options relating to a period after the calendar year during which such termination occurs will be forfeited,
(iv) in the event of the Executive's termination of employment by the Employer for Cause, only those Options that are not then exercisable under the vesting schedule specified above will be forfeited, and (v) upon the occurrence of a Change in Control (as defined in Section 14) the Executive's Options shall become immediately vested and exercisable in full. References to "quarters" contained herein shall mean the three (3) months ending each March 31, June 30, September 30 and December 31.

          6. TERMINATION OF EMPLOYMENT. Executive's employment and this Agreement shall terminate upon the earliest to occur of any of the following events (the actual date of such termination being referred to herein as the "Termination Date"):

          a. The expiration of the Agreement pursuant to Section 2.

          b. Employer may terminate Executive's employment and this Agreement for Cause (as defined below), provided, however, that Employer may not terminate Executive's employment for Cause unless:

                    (1) No fewer than sixty (60) days prior to the date of termination (the actual date of such termination being referred to herein as "Date of Termination"), the Employer provides Executive with written notice (the "Notice of Consideration") of Employer's intent to consider termination of Executive's employment for Cause, which notice shall include a detailed description of the specific reasons which form the basis for such consideration, and shall specify a date and time for Executive to appear before the Company's Board of Directors to present arguments and evidence on Executive's own behalf with respect to the reasons for consideration identified in the Notice of Consideration (which date shall not be less than thirty (30) days after the date the Notice of Consideration is provided by Employer to Executive) (the "Consideration Date");

                    (2) Executive shall have the opportunity to appear before the Company's Board of Directors on the Consideration Date, with or without legal representation, at Executive's election, to present such arguments and evidence on Executive's own behalf with respect to such reasons for consideration; and

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                    (3) Following the presentation to the Company's Board of
          Directors as provided in Section 6.b.(2) above or Executive's failure to appear before the Board of Directors on the Consideration Date, Executive may be terminated for Cause only if (x) the Company's Board of Directors, by the affirmative vote of two-thirds (2/3) of the members of a quorum of the Board of Directors present at such meeting (excluding Executive if Executive is then a member of the Board of Directors, and any other member of the Board of Directors reasonably believed by the Board of Directors to be involved in the events leading the Board of Directors to terminate Executive for Cause), determines that the actions or inactions of Executive specified in the Notice of Termination occurred, that such actions or inactions constitute Cause; and (y) the Company's Board of Directors provides Executive with a written determination (a "Notice of Termination for Cause") setting forth in specific detail the basis of such Termination of Employment, which Notice of Termination for Cause shall be consistent with the reasons set forth in the Notice of Consideration. Unless the Employer establishes both (i) its full compliance with the substantive and procedural requirements of this Section 6.b. prior to a termination of employment for Cause, and (ii) that Executive's action or inaction specified in the Notice of Termination for Cause did occur and constituted Cause, any termination of employment shall be deemed a termination by Employer without Cause for all purposes of this Agreement.

                    (4) After providing a Notice of Consideration pursuant to the provisions of Section 6.b.(1), the Employer's Board of Directors may, by the affirmative vote of two-thirds (2/3) of the members of a quorum of the Board of Directors present at such meeting (excluding for this purpose Executive if he is a member of the Board of Directors, and any other member of the Board of Directors reasonably believed by the Board of Directors to be involved in the events issuing the Notice of Consideration), suspend Executive with pay until a final determination pursuant to this Section 6.b. has been made.

                    (5) After receiving a Notice of Consideration pursuant to the provisions of Section 6.b.(1), Executive may terminate this Agreement without Good Reason with thirty (30) days prior written notice.

                    (6) If Executive's employment is terminated under this
          Section 6.b., Executive shall be entitled to receive accrued but unpaid compensation set forth in Section 3.a. and Section 3.b. hereof through the Termination Date and those benefits under Section 3.d. which are required under the Employee Income Retirement Security Act of 1974, as amended ("ERISA"), or other applicable laws.

          c. In the event of Executive's death or disability of a permanent nature rendering the Executive unable to perform Executive's duties hereunder for a period of not less than ninety (90) days during any one hundred eighty
(180) consecutive day period during the Term hereof, Employer shall pay to the Executive or the estate of the Executive, as applicable, in the year of death or disability, compensation which would otherwise be payable to the Executive pursuant to Section 3 hereof up to (i) the end of the one hundred eighty (180) day period

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following death, or (ii) the expiration of the one hundred eighty (180) day period referred to above during which time the Executive was unable to perform Executive's duties hereunder to the extent described above.

                    (1) The Term of employment shall end upon the Executive's death or the expiration of such one hundred eighty (180) day period and a determination by the Employer's Board of Directors of Employer that there is no reasonable accommodation (within the meaning of the Americans with Disabilities Act) which would enable Executive to perform the essential functions of Executive's position under this Agreement despite the existence of such disability.

                    (2) For purposes of this Agreement, Executive shall be deemed to be unable to perform Executive's duties hereunder when the Board of Directors of Employer, upon the advice of a qualified physician mutually agreeable to the Executive (or, if appropriate, Executive's representative) and the Board of Directors of Employer, shall have determined that Executive has become physically or mentally incapable (excluding infrequent and temporary absences due to ordinary illness) of performing Executive's duties under this Agreement.

                    (3) Before making any termination decision pursuant to this
          Section 6.c., the Board of Directors of Employer shall determine whether there is any reasonable accommodation (within the meaning of the Americans with Disabilities Act) which would enable Executive to perform the essential functions of Executive's position under this Agreement despite the existence of any such disability. If such a reasonable accommodation is possible, Employer shall make that accommodation and shall not terminate Executive's employment hereunder based on such disability.

          d. The Employer may terminate the Executive's employment without Cause with thirty (30) days prior written notice and the Executive may terminate Executive's employment for Good Reason (as hereinafter defined) with thirty (30) days prior written notice. In either event, the Employer shall:

                    (1) If such Termination Date occurs on or before December 31, 2001, Employer shall continue to provide Executive the then applicable Base Salary for six (6) months following such Termination Date; if such Termination Date occurs after December 31, 2001, Employer shall continue to provide Executive the then applicable Base Salary for the shorter of (i) twelve (12) months following such Termination Date, or (ii) the period between the Termination Date and the Expiration Date, provided, however, that in any event Employer shall continue to provide Executive the then applicable Base Salary for a minimum of six (6) months following such Termination Date (the actual term during which Executive is to receive such Base Salary after the Termination Date being referred to as the "Severance Term").

                    (2) Pay the Executive any accrued but unpaid, as of the Termination Date, compensation under Section 3.a. and Section 3.b.

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                    (3) Pay for Executive's COBRA benefits for the lesser of the
          Severance Term or the maximum period in which Executive is eligible to receive COBRA; however, in no event shall Employer be required to pay in excess of $500 per month toward such COBRA benefits.

                    (4) If Executive is terminated without Cause or for Good Reason and a Change in Control occurs as described in Section 14 within six (6) months after the termination date, the benefits under
          Section 14 shall apply.

               e.   As used in this Agreement, "Cause" shall mean:

                    (1) Any embezzlement or wrongful diversion of funds of Employer or any affiliate of Employer by Executive;

                    (2) Gross malfeasance by Executive in the conduct of Executive's duties;

                    (3) Material breach of this Agreement and the failure to cure such breach; or

                    (4) Gross neglect by Executive in carrying out Executive's duties.

               f.   As used in this Agreement, "Good Reason" shall mean:

                    (1) The failure of Executive to be elected or reelected or to be appointed or reappointed, without cause, to the Board of Directors of the Employer, to the position of Vice Chairman of the Board of Directors, and to the offices of Chief Executive Officer and President of the Employer;

                    (2) A material change by the Employer of the Executive's function, duties or responsibilities that would cause the Executive's position with the Employer to become of less dignity, responsibility, importance or scope from the position and attributes thereof described in Section 4.a.; or

                    (3) Any other material breach of this Agreement by the Employer that remains uncured for a period of at least thirty (30) days following written notice from Executive to Employee of such alleged breach, which written notice describes in reasonable detail the nature of such alleged breach.

          7.   CERTAIN ADDITIONAL PAYMENTS BY EMPLOYER.

               a. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Employer to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and

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penalties, are hereinafter collectively referred to as the ("Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          b. Subject to the provisions of this Section 7, all determinations required to be made hereunder, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made at the sole expense of Employer by the public accounting firm which then audits the financial statements of the Employer (the "Accounting Firm"), which Accounting Firm shall provide detailed supporting calculations both to the Employer and the Executive within 15 business days of the date of termination of the Executive's employment under this Agreement, if applicable, or such earlier time as is requested by the Employer. If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Accounting Firm shall furnish the Executive with an opinion that Executive has substantial authority not to report any Excise Tax on Executive's federal income tax return. Any determination by the Accounting Firm shall be binding upon the Employer and the Executive.

          c. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments will be determined not to be necessary when such payments will in fact later be determined to have been necessary (an "Underpayment"). If the Employer exhausts its remedies pursuant hereto and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Employer to or for the benefit of the Executive.

          d. The Executive shall notify the Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive knows of such claim and shall apprise the Employer of the nature of such claim, in reasonable detail, and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Employer notifies the Executive in writing prior to the expiration of such period that Employer desires to contest such claim, the Executive shall:

                    (1) Give the Employer any information reasonably requested by the Employer relating to such claim,

                    (2) Take such action in connection with contesting such claim as the Employer shall reasonably request in writing from time to time, including (without limitation) accepting legal representation with respect to such claim by an attorney reasonably selected by the Employer,

                    (3) Cooperate with the Employer in good faith to contest effectively such claim, and

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                    (4) Permit the Employer to participate in any proceedings
          relating to such claim;

provided that the Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses.

          e. Without limitation on the foregoing provisions hereof, the Employer shall control all proceedings taken in connection with such contest and, at Employer's sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at Employer's sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before an administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Employer shall determine; provided that if the Employer directs the Executive to pay such claim and sue for a refund, the Employer shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Employer's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          f. If, after the receipt by the Executive of an amount advanced by the Employer to or on behalf of Executive pursuant to this Section 7, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Employer then having complied with the requirements of this Section 7) promptly pay to the Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

          g. If, after the receipt by the Executive of an amount advanced by the Employer to or on behalf of Executive pursuant to this Section 7, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Employer does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then the amount advanced by Employer to Executive pursuant to this Section 7 shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

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          8.   INVENTIONS AND CREATIONS BELONG TO EMPLOYER.

               a. Any and all inventions, discoveries, improvements or creations (collectively, "Creations") which Executive has conceived or made or may conceive or make during the period of employment in any way, directly or indirectly, connected with Employer's Business shall be the sole and exclusive property of Employer. Executive agrees that all copyrightable works created by Executive or under Employer's direction in connection with Employer's Business are "works made for hire" and shall be the sole and complete property of Employer and that any and all copyrights to such works shall belong to Employer. To the extent any of the works described in the preceding sentence are not deemed to be "works made for hire," Executive hereby assigns all proprietary rights, including copyright, in these works to Employer without further compensation. For purposes of this Agreement, the "Employer's Business" shall mean:

                  (1) the operation by Employer's wholly-owned subsidiary, e-Docs Physician Network, Inc. ("EPN") of a World Wide Web site located at www.epn.md, which Website may be changed by EPN from time to time (the "EPN Website"), on which EPN Website EPN provides (i) an internet browser-based, secure medical document handling system that captures, organizes and retrieves medical transcription files and handwritten patient notes, (ii) transcription services, (iii) pharmaceutical information and sampling services, and (iv) such additional medical, information, education, travel, financial and other products, services and benefits as may be offered by EPN from time to time in EPN's sole discretion to physicians and other medical professionals via the EPN Website, all of which document handling system, services and benefits will be more particularly described from time to time under on the EPN Website;

                  (2) the transcription of medical records by its wholly-owned subsidiary, e-Docs Health Care Information Services, Inc.; and

                  (3) all other business opportunities and activities then being pursued by Employer at the time of the termination or expiration of the Term.

               b. Executive further agrees to (i) disclose promptly to Employer all such Creations which Executive has made or may make solely, jointly or commonly with others during the period of employment to the extent connected with Employer's Business, (ii) assign all such Creations to Employer, and (iii) execute and sign any and all applications, assignments or other instruments which Employer may deem necessary in order to enable Employer, at Employer's expense, to apply for, prosecute and obtain copyrights, patents or other proprietary rights in the United States and foreign countries or in order to transfer to Employer all right, title and interest in said Creations.

          9. CONFIDENTIALITY; OWNERSHIP OF INFORMATION. Employer promises that Employer will, during the Term, provide Executive with access to such Confidential Information (as defined in Section 9.a.) owned by Employer and that is used in the operation of Employer's Business as reasonably necessary to allow Executive to perform Executive's obligations hereunder. Executive acknowledges that Employer has agreed to provide Executive with a definite term of employment and with access to such Confidential Information of Employer during that term of employment.

               a. DEFINITION. For purposes of this Agreement, "Confidential Information" means any and all information relating directly or indirectly to Employer that is not generally ascertainable from public or published information or trade sources and that represents

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proprietary information to Employer, excluding, however, (i) Executives'
business contacts, (ii) information already known to Executive prior to Executive's employment with Employer, and (iii) information required to be divulged in any legal or administrative proceeding in which Executive is involved. Confidential Information shall consist of, for example, and not intending to be inclusive, (A) software (source and object codes), algorithms, computer processing systems, techniques, methodologies, formulae, processes, compilations of information, drawings, proposals, job notes, reports, records and specifications, and (B) information concerning any matters relating to Employer's Business, any of its customers, prospective customers, customer contacts, licenses, the prices it obtains or has obtained for the licensing of its software products and services, or any other information concerning Employer's Business and Employer's goodwill.

          b. NO DISCLOSURE. During the Term and at all times thereafter, Executive shall not disclose or use in any manner, directly or indirectly, and shall use Executive's best efforts and shall take all reasonable precautions to prevent the disclosure of, any such trade secrets or other Confidential Information, except to the extent required in the performance of Executive's duties or obligations to Employer hereunder or by express prior written consent of a duly authorized officer or director of Employer (other than Executive).

          c. OWNERSHIP OF INFORMATION. Such Confidential Information is and shall remain the sole and exclusive property and proprietary information of Employer or Employer's customers, as the case may be, and is disclosed in confidence by Employer or permitted to be acquired from such customers in reliance on Executive's agreement to maintain such Confidential Information in confidence and not to use or disclose such Confidential Information to any other person except in furtherance of Employer's Business.

          d. RETURN OF MATERIAL. Upon the expiration or earlier termination of this Agreement for any reason, Executive shall immediately turn over to Employer all documents, disks or other magnetic media, or other material in Executive's possession or under Executive's control that (i) may contain or be derived from Creations or Confidential Information, or (ii) are connected with or derived from Executive's services to Employer. Executive shall not retain any Confidential Information in any form (e.g., computer hard drive, microfilm, etc.) upon the expiration or earlier termination of this Agreement.

          10. NONCOMPETE; WORKING FOR COMPETITOR. In consideration of Executive's employment by Employer, Executive will not, at any time during the Term or, if Executive's employment is terminated pursuant to the provisions of
Section 6 (other than Section 6.a.), at any time during the Severance Term, directly or indirectly, within the United States, for Executive's own account or on behalf of any direct competitors of Employer, engage in any business or transaction the same or similar to Employer's Business (whether as an employee, employer, independent contractor, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity), without the prior written consent of Employer, which consent may be withheld by Employer in Employer's sole and absolute discretion.

          11. NON-SOLICITATION OF EMPLOYEES. During the Term and for a period of twenty-four (24) months after the date of termination of employment, Executive will not in any way, directly or indirectly (i) induce or attempt to induce any employee of Employer to quit employment with Employer; (ii) otherwise interfere with or disrupt Employer's relationship with its employees; (iii) solicit, entice or hire away any employee of Employer; or (iv) hire or engage any employee of

Employer or any former employee of Employer whose employment with Employer ceased less than one year before the date of such hiring or engagement. Executive acknowledges that any attempt on the part of Executive to induce others to leave Employer's employ, or any effort by Executive to interfere with Employer's relationship with its other employees would be harmful and damaging to Employer.

          12. EXECUTIVE'S ACKNOWLEDGEMENT. It is the express intention of Executive and Employer to comply with sections 15.50 et seq. of the Texas Business and Commerce Code in effect as of the date of execution hereof. Executive stipulates that the provisions of this Agreement are not oppressive or overly burdensome to Executive and will not prevent Executive from earning an income following termination of this Agreement. Executive warrants and represents that:

          a. Executive is familiar with non-compete and non-solicitation covenants;

          b. Executive has discussed or acknowledges the opportunity to discuss the provisions of the non-compete and non-solicitation covenants contained herein with Executive's attorney and has concluded that such provisions (including, without limitation, the right to equitable relief and the length of time provided for herein) are fair, reasonable and just under the circumstances;

          c. Executive is fully aware of the obligations, limitations and liabilities included in the non-compete and non-solicitation covenants contained in this Agreement;

          d. The scope of activities covered hereby are substantially similar to those activities to be performed by Executive under this Agreement;

          e. The non-compete and non-solicitation periods in Section 10 and
Section 11 are reasonable restrictions, giving consideration to the following factors: (1) Executive and Employer reasonably anticipate that this Agreement, although terminable under certain provisions, will continue in effect for sufficient duration to allow Executive to attain superior bargaining strength and an ability for unfair competition with respect to the customers covered hereby; (2) the duration of such non-compete and non-solicitation periods is a reasonably necessary period to allow Employer to restore its position of equivalent bargaining strength and fair competition with respect to those customers covered hereby; and (3) historically, employees of all types have remained with Employer for a duration of longer than the duration of such non-compete and non-solicitation periods; and

          f. The limitations contained in this Agreement with respect to geographic area, duration and scope of activity are reasonable; however, if any court shall determine that the geographic area, duration or scope of activity of any restriction contained in this Agreement is unenforceable, it is the intention of the parties that such restrictive covenants set forth herein shall not thereby be terminated, but shall be deemed amended to the extent required to render such covenants valid and enforceable.

          13. REMEDIES; INJUNCTION. In the event of a breach or threatened breach by Executive of any of the provisions of this Agreement, Executive agrees that Employer, in addition to and not in limitation of any other rights, remedies or damages available to Employer at law or in equity, shall be entitled to a permanent injunction without the necessity of proving actual monetary loss in order to prevent or restrain any such breach by Executive or by Executive's partners, agents, representatives, servants, employees and/or any and all persons directly or indirectly acting for or with

Executive. It is expressly understood between the parties that this injunctive or other equitable relief shall not be Employer's exclusive remedy for any breach of this Agreement, and Employer shall be entitled to seek any other relief or remedy which it may have by contract, statute, law or otherwise for any breach hereof.

          14. CHANGE IN CONTROL. A "Change in Control" shall be deemed to have occurred if (i) in the context of a single event or series of related events, more than 50% of the voting power of the Employer's outstanding securities entitled to vote in elections of directors shall be acquired by any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than by any person which includes (A) Executive, or (B) any shareholders of the Employer who own at least ten percent (10%) of Employer's outstanding securities as of the Effective Date hereof, or (ii) as the result of a tender offer, merger, consolidation or sale of assets, or any combination of such transactions, the persons who were directors of Employer immediately before the transaction shall cease to constitute a majority of the Board of Directors of Employer or any successor to Employer. In the event of a Change in Control and any Change in Control Qualifying Event (as herein defined) shall occur, Executive shall be permitted to terminate his employment within six
(6) months of such Change in Control Qualifying Event and notwithstanding such termination, Executive shall be entitled to receive his Base Salary for the remaining Term of this Agreement, which Base Salary shall be paid in accordance with the terms of Section 3.a. In addition, any options granted to Executive in accordance with Section 5 shall immediately vest as of such termination date; however, Executive shall not be eligible to receive the Bonus for any quarter beyond the quarter in which Executive's employment is terminated. For purposes hereof, a Change in Control Qualifying Event shall include (i) a significant diminution, without mutual agreement of the parties, in the nature and scope of Executive's authority, power, functions or duties, (ii) Employer assigns to Executive, without mutual agreement of the parties, substantial additional duties or responsibilities which are inconsistent with the duties of Executive under this Agreement, or (iii) Employer transfers Executive away from the greater Houston, Texas metropolitan area. Employer and Executive agree that if
(A) Employer does a spin-off initial public offering of e-Docs Health Care Information Services, Inc. or EPN, or (B) any events occur that would otherwise constitute a Change of Control for purposes of this Section 14, and as a result of such transaction none of the circumstances described in subsections (i), (ii) or (iii) above apply, such transaction will not be a Change in Control for purposes of this Section 14, so long as replacement stock options reasonably equivalent in value to the options granted to Executive in Employer are granted to Executive in the spun-off or successor company on terms and conditions mutually and reasonably acceptable to Employer and Executive, and equivalent salary, benefits and responsibilities are granted to Executive.

          15. ARBITRATION. The parties agree that all disputes or questions arising in connection with this Agreement and/or the termination of Executive's employment hereunder shall be settled by a single arbitrator pursuant to the rules of the American Arbitration Association in the City of Houston, Texas, and the award of the arbitrators shall be final, non-appealable, conclusive and enforceable in a court of competent jurisdiction; provided, however, notwithstanding the foregoing, in no event shall any dispute, claim or disagreement arising under Sections 8, 9, 10 and 11 of this Agreement that requires injunctive or other equitable relief be required to be submitted to arbitration pursuant to this provision or otherwise.

          16. EXPENSES. The Employer shall promptly pay or reimburse Executive for all costs and expenses, including, without limitation, court costs and attorneys' fees, incurred by Executive as a result of any claim, action or proceeding (including, without limitation, a claim, action or proceeding by Executive against the Employer) arising out of, or challenging the validity or enforceability of, this Agreement or any provision hereof. In addition, Employer shall pay or reimburse Executive up to $4,000 toward Executive's actual legal expenses incurred by Executive in connection with reviewing and negotiating this Agreement.

          17. NOTICES. Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Employer and Executive as follows:

     If to Employer, at:         Applied Voice Recognition, Inc.
                                 1770 St. James Place, Suite 116
                                 Houston, Texas 77056
                                 Attention:  Chairman of the Board
                                 Facsimile No.:  (713) 621-7059

     with a copy to:             Boyar & Miller
                                 4265 San Felipe, Suite 1200
                                 Houston, Texas  77027
                                 Attention:  J. William Boyar, Esq.
                                 Facsimile No.:  (713) 552-1758

     or, if to Executive, at:    Mr. James Springfield
                                 4311 Dockside Court
                                 Missouri City, Texas 77479

     with a copy to:             Fulbright & Jaworski, L.L.P.
                                 1301 McKinney, Suite 5100
                                 Houston, Texas  77010-3095
                                 Attention:  Robert F. Corrigan, Esq.
                                 Facsimile No.:  (713) 651-5246

Notices shall be deemed properly delivered and received when and if either: (i) personally delivered; (ii) delivered by nationally-recognized overnight courier;
(iii) when deposited in the U.S. Mail, by registered or certified mail, return receipt requested, postage prepaid; or (iv) sent via facsimile transmission with confirmation mailed by regular U.S. mail. Any party may change its notice address for purposes hereof to any address within the continental United States by giving written notice of such change to the other parties hereto at least fifteen days prior to the intended effective date of such change.

          18. SEVERABILITY. If any provision of this Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, Employer and Executive shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all the remaining provisions of this Agreement shall remain in full force and effect.

          19. ASSIGNMENT. This Agreement may not be assigned by any party without the prior written consent of the other parties.

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

          20. BINDING AGREEMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective legal representatives, heirs, successors and permitted assigns.

          21. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

          22. AGREEMENT READ, UNDERSTOOD AND FAIR. Executive and Employer have carefully read and considered all provisions of this Agreement and agree that all of the restrictions set forth are fair and reasonable and are reasonably required for the protection of their respective interests.

          23. SUBJECT TO BOARD APPROVAL. This Agreement is subject to approval of the Board of Directors of Employer. In connection therewith, Employer agrees to submit a unanimous written consent of the Board of Directors approving such transaction on or before August 29, 2000, and to advise Executive promptly following such meeting as to whether this Agreement was approved. In the event this Agreement is not approved on or before such date, this Agreement shall be void and of no further force or effect. The parties agree that this Agreement shall be of no force and effect unless and until it has been approved by the Board and executed by both parties.


                    [REST OF PAGE INTENTIONALLY LEFT BLANK]

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

          IN WITNESS WHEREOF, the parties have executed this Agreement on the 29th day of August, 2000, effective as of the Effective Date.

                                 EMPLOYER:

                                 APPLIED VOICE RECOGNITION, INC.,
                                  a Delaware corporation d/b/a e-DOCS.net


                                 By:
                                    --------------------------------
                                    Timothy J. Connolly
                                    President and Chairman of the Board


                                 EXECUTIVE:



                                 ---------------------------------------
                                 JAMES SPRINGFIELD





                               Signature Page to
                              Employment Agreement
                              (James Springfield)

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